Exhibit 4.1

SCRL civile Berquin Notaires – avenue Lloyd George 11 – 1000 Bruxelles

VAT BE 0474.073.840 – BRUSSELS Registry of Legal Entities – www.berquinnotaires.be

Tel.: +32(2)645.19.45 Fax : +32(2)645.19.46

Coordinated Bylaws

of the listed société anonyme (a Belgian corporation)

“Celyad Oncology”

at 1435 Mont-Saint-Guibert, Rue Edouard Belin 2,

company number 0891.118.115 – Brabant Wallon Registry of Legal Entities

following modification of the bylaws

of June 8, 2020

HISTORY

ARTICLES OF ASSOCIATION

The Company was formed with the name “Cardio³ BioSciences” following a document received by Counselor Gérard Indekeu, a notary in Brussels, on July 24, 2007, published in the Appendices to the Moniteur Belge (the Belgian official gazette) on the following August 6, under number 07117087.

AMENDMENTS TO THE BYLAWS

The bylaws were modified following a memorandum drawn up by the aforementioned notary Indekeu on August 31, 2007, published in the appendices to the Moniteur Belge under number 20071003/0143533.

The bylaws were modified following a memorandum drawn up by the notary and partnership, Pierre Paulus de Châtelet, having resided in Rixensart, on September 26, 2008, Moniteur Belge number 2008-10-13 / 0162065.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Pierre Palus de Châtelet, on December 23, 2008, published in the appendices to the Moniteur Belge under number 20090120/09010290.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Pierre Palus de Châtelet, on May 5, 2010, published in the appendices to the Moniteur Belge under number 2010-06-03 / 0079698.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Pierre Palus de Châtelet, on October 29, 2010, published in the appendices to the Moniteur Belge under number 20101201-0174259.

The bylaws were corrected following a memorandum drawn up by the notary Françoise Montfort in Rixensart, on January 7, 2011, published in the appendices to the Moniteur Belge under number 20110131-0016668.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on May 5, 2011, published in the appendices to the Moniteur Belge under number 20110606-84155.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on May 6, 2013, published in the appendices to the Moniteur Belge under number 2013-06-05 / 0084810.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on May 31, 2013, published in the appendices to the Moniteur Belge under number 2013-06-20 / 0093935.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on June 4, 2013, published in the appendices to the Moniteur Belge under number 2013-06-24 / 0095581.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on July 9, 2013, published in the appendices to the Moniteur Belge under number 2013-07-26 / 0117431.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on July 17, 2013, published in the appendices to the Moniteur Belge under number 2013-08-16/0128300.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on September 26, 2013, published in the appendices to the Moniteur Belge under number 2013-10-14-0155339.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on January 31, 2014, published in the appendices to the Moniteur Belge under number 20140319-0063903.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on May 5, 2014, published in the appendices to the Moniteur Belge under number 2014-06-05 / 0112591.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on June 16, 2014, published in the appendices to the Moniteur Belge under number 20140709/0132868.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on June 30, 2014, published in the appendices to the Moniteur Belge under number 20140722/0141424.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on August 4, 2014, published in the appendices to the Moniteur Belge under number 20140825-0159432.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on November 3, 2014, published as an excerpt in the appendices to the following Moniteur Belge under number 20141128-0214987.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on January 31, 2014, published in the appendices to the Moniteur Belge under number 2015-02-13 / 0024685.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on February 7, 2015, published in the appendices to the Moniteur Belge under number 2015-02-26 / 0031768

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on March 3, 2015, published in the appendices to the Moniteur Belge under number 20150325-0044740.

The bylaws were modified with a company name change to “Celyad” following a memorandum drawn up by the aforementioned notary Françoise Montfort, on May 5, 2015, currently in the process of publication.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on May 11, 2015, published as an excerpt in the appendices to the following Moniteur Belge under number 20150602-077515.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on June 24, 2015, published as an excerpt in the appendices to the Moniteur Belge under number 20150715-0102184.

The bylaws were modified following a memorandum drawn up by the aforementioned notary Françoise Montfort, on August 4, 2015, published in the appendices to the Moniteur Belge on the following September 4 under number 15126625.

The bylaws were modified following a memorandum drawn up by Counselor Peter Van Melkebeke, a notary in Brussels, on February 1, 2017, published in the appendices to the Moniteur Belge on the following February 21 under number 17028104.

The bylaws were modified following a memorandum drawn up by Counselor Peter Van Melkebeke, a notary in Brussels, on May 2, 2017, published in the appendices to the Moniteur Belge on the following May 22 under number 17072065.

The bylaws were modified following a memorandum drawn up by Counselor Gaëtan Delvaux, a notary in Jodoigne, standing in for his colleague, Counselor Peter Van Melkebeke, a notary in partnership in Brussels, suffering a statutory impediment ratione loci, on June 29, 2017, published in the appendices to the Moniteur Belge on the following August 2, under number 17112698.

The bylaws were modified following a memorandum drawn up by Counselor Peter Van Melkebeke, a notary in Brussels, on August 1, 2017, published in the appendices to the Moniteur Belge on the following August 25 under number 1712334.

The bylaws were modified following a memorandum drawn up by Counselor Peter Van Melkebeke, a notary in Brussels, on August 23, 2017, published in the appendices to the Moniteur Belge on the following September 7 under number 17128258.

The bylaws were modified following a deed drawn up before Counselor Tim Carnewal, a notary in Brussels, on November 9, 2017, published in the appendices to the Moniteur Belge on the following December 4, under number 17169624.

The bylaws were modified following a deed drawn up by Counselor Tim Carnewal, a notary in Brussels, on February 7, 2018, published in the appendices to the Moniteur Belge on the following February 28, under number 18038617.

The bylaws were modified following a deed drawn up before counselor Peter Van Melkebeke, a notary in Brussels, on May 22, 2018, published in the appendices to the Moniteur Belge on the following May 22, under number 18315097..

The bylaws were modified following a deed drawn up before Counselor Peter Van Melkebeke, a notary in Brussels, on May 23, 2019, published in the appendices to the Moniteur Belge on the following June 6, under number 19320254.

The bylaws were modified following a deed drawn up before Counselor Peter Van Melkebeke, a notary in Brussels, on September 16, 2019, published in the appendices to the Moniteur Belge on the following October 2, under number 19336608.

The bylaws were modified following a deed drawn up before Counselor Peter Van Melkebeke, a notary in Brussels, on June 8, 2020, submitted for publication in the appendices to the Moniteur belge.

CHANGE IN REGISTERED OFFICE:

The registered office was changed to the current address by decision of the board of directors dated March 16, 2016, published in the appendices to the Moniteur Belge of the following June 9, under number 16079203.

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BYLAWS

COORDINATED AS OF JUNE 8, 2020

ARTICLE 1 – FORM AND NAME

The company has the form of a listed société anonyme (a Belgian corporation).

It is named: “Celyad Oncology”. This name shall always be preceded or followed by the words “société anonyme” or by the abbreviation “SA”.

ARTICLE 2 – REGISTERED OFFICE- WEBSITE

The registered office is located in the Walloon region.

The board of directors may transfer the registered office to any other location in Belgium, provided that such relocation does not require a change in the language of the Articles of Association pursuant to the applicable language regulations and has the authority to amend the Articles of Association. If the language of the Articles of Association must be changed because of the relocation of the registered office, it is only the general meeting that has the ability to take this decision, in compliance with the rules for the amendment of the Articles of Association. Any transfer in registered office shall be published in the appendices to the Moniteur Belge.

The board of directors is, furthermore, authorized to establish administrative offices, operations offices, branches and agencies, both in Belgium and abroad.

The website of the company is: www.celyad.com.

The board of directors is authorized to modify the website address.

ARTICLE 3 – PURPOSE

The purpose of the company, both in Belgium and abroad, in its own name or in the name of third parties, on its own behalf or on behalf of third parties, is the development of new medical technologies and particularly, but not exclusively, the research and development, manufacture and sale of elements and systems, including in this procedures, formulae, methods for development and manufacture, instruments and equipment, materials and products, prototypes, software and technical and research programs, designs, patents, and marks, all of which are directly or indirectly related to biotechnology and particularly, but not exclusively, cellular therapies and the various scientific, operational, legal, and financial matters directly or indirectly related thereto. The company may, if necessary, file, record all or part of its research (patents, inventions, marks) and proceed with any other operation directly or indirectly related to its corporate purpose if such operations prove necessary in the pursuit of its activities.

The company may perform, both in Belgium and abroad, any and all industrial, commercial, and financial operations, and those operations involving real and movable property which may expand or promote the company directly or indirectly.

It may acquire any and all real or movable assets, even if they have no direct or indirect connection with the company’s purpose.

It may grant any form of collateral as a guarantee of commitments of a related company, a partner, with whom a connection of participation exists, or with any third party in general.

It may, by any means whatsoever, acquire an interest in, cooperate, or merge with any and all associations, businesses, enterprises, or companies which have an identical, similar, or related corporate purpose or which are capable of promoting its enterprise or facilitating the sale of its products or services. It may acquire an interest, by means of contribution, assignment, merger, subscription, participation, financial intervention or otherwise, in any and all companies, enterprises, or operations having a similar or related purpose, or which are of a nature to promote the realization of its purpose.

ARTICLE 4 – TERM

The company is formed for an unlimited term.

ARTICLE 5 – SHARE CAPITAL

The company’s share capital is set at forty-eight million five hundred twelve thousand six hundred and fourteen euros and fifty-seven eurocents (€48,512,614.57), represented by thirteen million nine hundred forty-two thousand three hundred forty-four (13,942,344) shares which do not contain a face value, each representing one/thirteen million nine hundred forty-two thousand three hundred forty-fourth(1/13,942,344th) of the share capital.

ARTICLE 6 – CHANGES TO THE SHARE CAPITAL

The share capital may be increased or reduced by a decision of the general meeting deliberating as provided by the provisions established for modifying the bylaws.

Whenever there is an increase in share capital, the new shares to be subscribed in cash must be offered by preference to the shareholders in proportion to the part of the share capital represented by their shares for a period of at least 15 days starting from the first day of the subscription period. The general meeting determines the subscription price and the period during which the preferential right may be exercised. However, this preferential subscription right may be limited or eliminated by the general meeting ruling in the interest of the company and by modifying the bylaws. Where capital is raised with the creation of an issue premium, the amount of this premium must be fully paid-up upon subscription. The premium must be booked to an escrow account labeled “Issue premiums” which may only be reduced or eliminated by a decision of the general meeting deliberating pursuant to the provisions provided by the Code of Companies and Associations for modifying the bylaws. The issue premium shall, just like the share capital, be considered a common surety benefiting third parties.

ARTICLE 7 – AUTHORIZED CAPITAL

7.1 The board of directors is authorized to increase the share capital on one or more occasions, up to the amount of forty-eight million five hundred twelve thousand six hundred and fourteen euros and fifty-seven eurocents (€48,512,614.57)on the dates and pursuant to the procedures to be established by the board of directors, this being for a term of five years starting from the publication of the extraordinary general meeting held on June 8, 2020 in the appendices of the Moniteur Belge.

This authorization is renewable in such conditions as provided by law.

The board is authorized to increase the share capital as described above, both through cash contributions or, subject to legal limits and conditions, through in-kind contributions, and by incorporation of available or unavailable reserves or from the “issue premium” account. In the latter cases, the increase may occur with or without the issuance of new shares.

An increase in capital as regards authorized capital, may also occur through the issuance of convertible bonds or subscription rights – which may or may not be attached to another security – that may result in the creation of shares pursuant to applicable legal provisions.

The board of directors is authorized, when raising capital, issuing convertible bonds or subscription rights, to limit or eliminate, in the company’s interest, the preferential right provided by current legal provisions, including those benefiting one or more given persons, whether or not they are members of the company’s staff or of its subsidiaries.

7.2 When an increase in capital approved by the board of directors includes an issue premium, the amount thereof is, after deducting any costs, posted to an escrow account which shall constitute, with regard to the capital, surety for third parties and may only be reduced or eliminated by a decision of the general meeting ruling as a quorum and by a majority required for reducing capital, without prejudice to the board of directors’ right to incorporate said account into the capital as provided above in 7.1.

7.3 Pursuant to a decision by the extraordinary general meeting of the shareholders held on June 8, 2020, the board of directors may also use the authorizations set forth above, following receipt by the company of a communication from the Financial Markets and Services Authority, within three years starting from the day of the aforementioned extraordinary general meeting, whereby the company is served notice of a public takeover bid targeting the company, through cash contributions by limiting or eliminating the shareholders’ preferential right (including when benefiting one or more given persons who are not employees of the company or of its subsidiaries) or through in-kind contributions, with the issuance of shares, warrants, or convertible bonds, pursuant to the applicable legal provisions.

7.4 The board of directors is authorized, with the power of substitution, to amend the bylaws whenever there is an increase in capital realized as part of the authorized capital, so as to adapt to the new situation with respect to the share capital and shares.

ARTICLE 8 – ACQUISITION, ACCEPTANCE AS COLLATERAL, AND DISPOSAL OF TREASURY SHARES

The company may acquire or accept as collateral its own shares in such conditions as provided by law. The board of directors is authorized to dispose of the company’s shares through a stock market or outside of a stock market, when the shares have been acquired by the company, at conditions set by the board, without prior authorization from the general meeting, as provided by law.

The above-referenced authorizations extend to acquisitions and disposals of the company’s shares made by its subsidiaries, as these subsidiaries are defined by the legal provisions pertaining to the acquisitions of shares of the parent company by subsidiaries, and are extendible in such conditions as provided by law.

ARTICLE 9 – CALL FOR FUNDS

The board of directors shall have sole authority to decide on the date and manner whereby calls for funds shall be made regarding shares that have not been fully paid-up.

If a shareholder has not made the called-for payments on his shares within the deadline set by the board of directors, the exercise of the voting rights associated with said shares shall be suspended automatically as long as such payments shall not have been made. Furthermore, the shareholder shall owe the company, as of right, a penalty interest equal to the legal interest rate augmented by two percent.

If the shareholder continues to default following notice sent by registered mail following the expiration of the deadline set by the board of directors, the latter may cause the shares in question to be sold on the stock market, by using an investment company or a lending institution, without prejudice to the company’s right to demand that he pay the balance due, as well as any and all damages and interest.

A shareholder may not pay up his shares in advance without prior approval from the board of directors.

ARTICLE 10 – TYPE OF SHARES AND REGISTERED SHARE LEDGER

Shares are registered or dematerialized shares.

The registered share ledger is maintained electronically. The board of directors may decide to entrust the keeping and administration of the electronic ledger to a third party. All entries in this ledger, including transfers and conversions, can be made validly on the basis of documents or instructions which the securities assignor, assignee, or owner may send electronically or by any other means. The company may accept and record in this ledger any transfer that might be recorded through correspondence or other documents establishing the agreement between the assignor and assignee.

ARTICLE 11 – EXERCISE OF RIGHTS ASSOCIATED WITH SECURITIES

With regard to the company, the shares and the other securities issued by the company are indivisible. If one of these securities belongs to multiple people or if the rights associated with one of these securities are divided between multiple people, the rights associated there with shall be suspended as of right until only one person has been designated as owner of the security with regard to the company. The rights associated with shares that are subject to usufruct or a pledge or exercise respectively by the beneficial owner and by the title owner making the pledge, unless there is an agreement otherwise, signed by all interested parties, submitted to the company.

ARTICLE 12 – COMPOSITION OF THE BOARD OF DIRECTORS

For the purposes of this article, the following terms have the following meanings:

“Reference Shareholders” means PMV and Sofipôle.

“Offer” means the initial public offering of shares of the company made on July 9, 2013.

“PMV” means PMV-TINA Comm.VA, having its registered office at Oude Graanmarkt 63, 1000 Brussels and registered with Banque Carrefour des Entreprises [the Belgian corporate database] under 0835.081.809 (Brussels Registry of legal entities).

“Sofipôle” means Sofipôle SA, having its registered office at Avenue Maurice Destenay 13, 4000 Liège, registered with Banque Carrefour des Entreprises under number 0877.938.090 (Liège Registry of legal entities).

“S.R.I.W.” means S.R.I.W. SA, having its registered office at Avenue Maurice Destenay 13, 4000 Liège, registered with Banque Carrefour des Entreprises under number 0219.919.487 (Liège Registry of legal entities).

The company is administered by a collegial administrative body, called the board of directors, validly composed of at least three members, who may or may not be shareholders, individuals or legal entities.

Each Reference Shareholder separately possesses the right to nominate candidates to the director position, provided Reference Shareholder or one of its related companies, holds at least 75% of the total number of shares jointly held by this Reference Shareholder and its related companies at the time of the making of the Offer, namely 661,172 shares jointly held by Sofipôle and S.R.I.W ( company related to Sofipôle) and 570,571 shares held by PMV. Directors nominated by Reference Shareholders are not compensated.

Each Reference Shareholder must inform the board of directors of the identity of the candidates at least six weeks prior to the holding of the general meeting of the shareholders during which directors are to be appointed.

Each Reference Shareholder has the right to have the director nominated by it replaced by a person chosen on the basis of a list of at least two candidates proposed to the board of directors by this same Reference Shareholders (or by a member of its group, as designated by this Reference Shareholder), subject to the same conditions for notification of the board of directors as the identity of such candidates of at least six weeks before the holding of the general meeting of the shareholders during which the replacement director shall be appointed.

If a Reference Shareholder, having the right to nominate candidates for a term of director, does not present a list of candidates, the general meeting of the shareholders may either appoint, at its sole discretion, a director to fill the position for which no list of candidates has been proposed, such term shall continue until the Reference Shareholder in question has presented a list of candidates for this directorship position, or not to appoint a director.

If a legal entity is designated as a director of the company, it must designate, pursuant to the rules established by the Code of Companies and Associations, a permanent representative, authorized to represent it in all of its relations with the company. The director may only revoke its permanent representative by simultaneously appointing his successor.

At least one third of the members of the board of directors shall be of a different gender than the other members; the minimum number required shall be rounded to the nearest whole number. If the director is a legal entity, its gender is determined by that of its permanent representative.

If for any reason whatsoever, the composition of the board of directors does not meet or no longer meets the conditions set out in the previous paragraph, the first subsequent general meeting shall constitute a board of directors which meets these requirements, without prejudice to the regularity of the composition of the board of directors until that date. Any other appointment is null and void.

The term of a director may not exceed six years. Directors whose term of office has ended shall remain in office so long as the general meeting, for any reason whatsoever, does not proceed with their replacement.

Outgoing directors may be reelected.

Directors may, at any time, be removed by the general meeting.

ARTICLE 13 – VACANCY PRIOR TO EXPIRATION

Should there be a vacancy on the board of directors, the remaining directors are entitled to co-opt a new director.

The first subsequent general meeting shall confirm the co-opted director’s term of office; in the event of confirmation, the co-opted director shall terminate the term of office of his predecessor, unless the general meeting decides otherwise. In the absence of confirmation, the term of office of the co-opted director shall end after the general meeting, without affecting the regularity of the composition of the board of directors until that date.

If the composition of the board of directors no longer meets the conditions set out in article 12, subsections 8 and 9 of the Articles of Association, due to the vacancy of a director’s position, the board of directors exercising its power of co-option shall ensure that its composition meets the conditions again, without this being prejudicial to the regularity of the composition of the board of directors until then. Any other appointment is null and void.

ARTICLE 14 – CHAIRMANSHIP

The board of directors shall elect, from amongst its members, a chairman by simple majority. In the event in which the vote should be tied, the chairman shall cast the deciding vote.

ARTICLE 15 – MEETINGS OF THE BOARD OF DIRECTORS

The board shall be summoned for meeting by its chairman (or by any person to whom the chairman has delegated such power) or by two directors whenever the interest of the company so demands. A notice of meeting shall be made to validly in writing, by fax, by email, or by telephone.

The notice of meeting shall state the place, date, time, and agenda for the meeting. It shall be sent at least two business days prior to the meeting by letter, fax, email, or any other written means. Where there is a justifiable emergency, this period may be less than two business days. Should there be no chairman or in the event of his impediment, a director designated for this purpose by his colleagues shall preside over the meeting.

If all directors are present or validly represented, the validity of the notice of meeting cannot be contested. Except if and unless the board of directors decides otherwise, any person tasked with the daily management of the company may attend and participate in the meetings of the board of directors, however, without a right to vote; so as to avoid any misunderstanding, it is stipulated that the above applies only in the case where the CEO is not a member of the board of directors.

ARTICLE 16 – DELIBERATIONS

At least a majority of the directors must be present (physically or by telephone or by video conference) or represented to form a quorum. In the case in which a majority of directors is not present at a meeting of the board of directors, each director shall have the right to give notice of meeting for a second meeting of the board of directors with the same agenda, which shall be held within a reasonable time frame (which shall not be less than 15 days, unless the urgency of the decisions to be made requires proceeding otherwise, with a minimum of three days) starting from the written communications sent to all directors referencing this article. Without prejudice to the fifth paragraph of this article, this second meeting of the board of directors shall have the right to debate and make decisions based on the agenda, regardless of the number of directors present or represented.

The board of directors may validly debate points that are not mentioned on the agenda only if all of the directors are personally present and unanimously decide to debate these points.

Any director may give a power of attorney to one of his colleagues by letter, fax, email, or any other written means, to represent him at a meeting of the board of directors. A director may represent as many colleagues as needed.

Except as stated in the following paragraph, decisions by the board of directors are made according to a majority of votes placed. Blank or irregular ballots cannot be added to votes placed. If there is a tie in the vote, the vote by director presiding over the meeting shall be decisive, unless the board of directors is composed of two members.

If a director has, directly or indirectly, an interest related to his holdings that is in opposition to a decision or an operation within the purview of the board of directors, the rules and formalities provided by the Code of Companies and Associations must be respected.

If there is an emergency, decisions by the board of directors may be made, insofar as the law so authorizes, by unanimous consent of the directors expressed in writing. However, this procedure may not be used to approve the annual financial statements and the use of authorized capital.

Unless stipulated otherwise, decisions made by unanimous consent expressed in writing are deemed to be made at the registered office and take effect as of the date of the last signature by a director. Directors may participate at a meeting of the board of directors by teleconference, video conference, or by any other means of communication that allows all directors to communicate between themselves.

They shall then be deemed to have been present at this meeting.

Unless stipulated otherwise, decisions shall be deemed to have been made at the registered office and to take effect as of the meeting date.

ARTICLE 17 – MINUTES

The debates by the board of directors shall be recorded in minutes signed by the directors present or their representatives. The powers of attorney are attached to the minutes.

Copies or excerpts, to be produced in a court of law or elsewhere, shall be signed by at least two directors or by a managing director.

ARTICLE 18 – POWERS OF THE BOARD OF DIRECTORS

The board of directors is vested with the broadest powers for the purpose of performing all acts useful or necessary for the realization of the corporate purpose.

It has the power to perform all acts that are not expressly reserved by law or by the bylaws to the general meeting.

The board of directors may, within the scope of its powers, delegate to a third party of its choosing, a portion of its powers for special and determined purposes. The board of directors shall create an audit committee pursuant to the Code of Companies and Associations from within its ranks. The audit committee is tasked with providing permanent oversight of the tasks performed by the statutory auditor and performing any additional mission that might be entrusted to it by the board of directors. Should the formation of an audit committee from within the board of directors not be mandatory, the board of directors may decide that the duties attributed to the audit committee must then be performed by the board of directors as a whole.

The board of directors may create other committees, the powers of which it shall establish.

ARTICLE 19 – COMPENSATION

Directorships are performed free of charge, except as decided otherwise by the general meeting.

The company may be exempt from the provisions of article 7:91, subsections 1 and 2 of the Code of Companies and Associations as regards any person falling within the scope of application of these provisions.

ARTICLE 20 – REPRESENTATION

The company shall be validly represented in all of its acts, including representation in a court of law, by two directors acting jointly or by a managing director, acting alone, and shall not be required to justify a prior decision by the board of directors with regard to third parties.

The company, furthermore, shall be validly represented by an agent within the limits of that person’s mandate.

ARTICLE 21 – DAY-TO-DAY MANAGEMENT

The board of directors may delegate the company’s day-to-day management to one or more persons, whether individuals or legal entities. If the person tasked with the day-to-day management is also a director, that person shall bear the title of managing director (or Chief Executive Officer, or CEO). Otherwise, the person shall bear the title of general manager.

The mandate as agent for day-to-day management shall be performed free of charge, except as decided otherwise by the board of directors.

It alone is competent to determine the conditions and limits of such delegation and to terminate it.

When multiple people are tasked with the day to day management, the company shall be validly represented in all of its acts of day-to-day management, including representation before a court of law, by one person tasked with the day-to-day management, who shall not be required to justify a prior decision of the board of directors with regard to third parties.

Any person tasked with the day-to-day management may, within the scope of his powers, delegate to a third party of his choosing, a portion of his powers for special and determined purposes.

ARTICLE 22 – AUDIT

The audit of the company shall be entrusted to one or more auditors, appointed for a renewable three-year term.

Auditors are appointed from amongst the company auditors, registered with the Public Registry of the Company Auditors or from amongst registered auditor offices.

The general meeting shall determine the number of auditors and establish their compensation.

ARTICLE 23 – AUDITORS TASKS

The auditors, collectively or individually, have an unlimited right to oversee and audit the financial condition, the annual financial statements, and the accuracy, in light of the prevailing legal provisions and the bylaws, of the operations to be recorded in the annual financial statements.

They may, without moving from the site, inspect the books, correspondence, reports, and generally all writings of the company.

Each semester, the board of directors shall provide them with a statement summarizing the company’s assets and liabilities

The auditors shall write, for purposes of the general meeting, a detailed report specifically containing the information provided by law. The auditors may, in the performance of their duties and at their cost, be assisted by agents or other persons for whom they are responsible.

ARTICLE 24 – COMPOSITION AND POWERS OF THE GENERAL MEETING

The duly constituted general meeting represents all shareholders. Decisions made by the general meeting are binding on all shareholders, even those who are dissident or absent. It has the broadest powers to perform or ratify acts involving the company.

ARTICLE 25 – MEETINGS

The ordinary general meeting automatically shall be held on the fifth of May at nine in the morning. If this day falls on a Saturday, a Sunday, or a legal holiday, the general meeting shall be held on the following business day.

An extraordinary general meeting may be convened whenever the company’s interest so requires and must be convened whenever shareholders representing one fifth of the share capital so request.

General meetings are held at the registered office or at any other location indicated in the meeting notices.

ARTICLE 26 – NOTICE OF MEETING

The general meeting shall meet following a notice of meeting sent by the board of directors or the auditors.

These meeting notices shall particularly contain the place, date, time and agenda for the general meeting, containing information about the subjects to be discussed as well as proposed decisions, and shall be made in the forms and within the deadlines prescribed by the Code of Companies and Associations.

Each year, at least one ordinary general meeting shall be held, for which the agenda shall state at least: (i) as applicable, the discussion of the management report and the auditors’ report, (ii) the discussion and approval of the annual financial statements and the allocation of any earnings, (iii) the release to be granted to the directors and, (iv) as applicable, to the commissioners, and, as applicable, (v) the appointment of directors and auditors.

ARTICLE 27 – ADMISSION

The right to participate in a general meeting and to exercise the voting right and it is subordinate to the recognition on the books of the shares in the shareholder’s name on the fourteenth day that precedes the general meeting, at eight PM (Belgian time), or by their registration in the ledger of registered shares for the company, or by their registration in the books of an approved account holder or of a liquidation body, without a need to enumerate the number of shares held by the shareholder as of the day of the general meeting.

The shareholder shall inform the company, or the person it has designated for this purpose, of his desire to participate in the general meeting, no later than the sixth day preceding the meeting date.

Holders of dematerialized securities must make their intention to exercise their rights at the meeting known to one of the financial institutions shown in the notice of meeting or to any other institution specified in the notice of meeting, and must do so in accordance with the procedures stated in the notice of meeting no later than the sixth day preceding the meeting date. Holders of bonds, subscription rights, or warrants issued with the company’s collaboration may attend the general meeting, but only with a consultative vote and provided that they comply with the conditions for admission provided for shareholders.

ARTICLE 28 – REPRESENTATION

Any shareholder may give a power of attorney to 1/3 party of his choosing by letter, fax, email, or any other written means, so that he may be represented at a general meeting.

The board of directors may establish the form of powers of attorney in the meeting notices. The powers of attorney must reach the company no later than the sixth day preceding the date of the general meeting.

ARTICLE 29 – OFFICE

Each general meeting shall be presided over by the chairman of the board of directors or failing that or in the event of that person’s impediment, by a person designated for this purpose by the general meeting.

The meeting chairman may appoint a secretary, who does not necessarily need to be a shareholder or director.

If the number of shareholders present or represented so allows, the general meeting may select two vote counters. The directors present complete the executive committee.

ARTICLE 30 – POSTPONEMENT

The board of directors has the right to postpone, during a meeting, any general meeting whether ordinary or otherwise by five weeks.

This postponement shall not nullify the other decisions taken, unless the general meeting decides otherwise.

The formalities fulfilled to attend the first meeting, including any submissions of powers of attorney, shall remain valid for the second meeting.

The postponement may only occur once. The second general meeting shall be entitled to definitively establish the annual financial statements.

ARTICLE 31 – NUMBER OF VOTES – EXERCISE OF THE RIGHT TO VOTE

Without prejudice to the following paragraphs, each share gives the right to one vote.

All fully paid-up shares, which have been registered for at least two years without interruption in the name of the same shareholder in the register of registered shares, have double voting rights compared to other shares representing the same share capital.

The two-year period begins on the date on which the shares are registered, even though this registration was made before the date of adoption of the Article of Association provision establishing double voting rights and before the company is listed.

In the event of a capital increase by capitalization of reserves, the double voting right is recognized as from their issuance to the bonus shares allocated to shareholders on the basis of the existing shares for which they hold this right.

Any share converted into dematerialized share or transferred in ownership loses the double voting right granted pursuant to subsection 2 of this article.

However, the transfer of shares following inheritance, liquidation of matrimonial property rights or transfer, either for payment or free of charge to an heir, shall not entail the loss of double voting rights and shall not interrupt the period referred to in subsection 3 of this article.

The same shall apply in the case of the transfer of shares between companies which are controlled by the same, or if there is joint control, by the same controlling shareholders, either natural or legal persons, or between one of these companies and these controlling shareholders. If the shares are held by a company, the change of control of the company is equivalent to a transfer of those shares, unless the change of control is for the benefit of the spouse or one or more successors of the shareholder or shareholders controlling that company.

Nor shall the transfer of shares to a legal person against the issue of certificates referred to in Article 7:61, §1 of the Code of Companies and Associations, together with the commitment of this person to reserve any product or income for the holder of these certificates, nor the exchange of certificates for shares referred to in Article 7:61, §1, subsection 6 or §2, subsection 2 of the said Code result in the loss of the double voting right referred to in subsection 2 of this article or shall it interrupt the period referred to above, provided that it is for the benefit of the person who carried out the certification or one of its transferees meeting the legal conditions.

The merger or demerger of the company has no effect on the double voting right which may continue to be exercised within the beneficiary companies, if the latter’s Articles of Association so provide.

ARTICLE 32 – DELIBERATIONS

Before entering into session, an attendance list showing the name of the shareholders and the number of shares they hold shall be signed by each of them or by their agent. The same applies for bearers of other securities issued by the company or in collaboration with it.

The general meeting may not deliberate points not shown on the agenda, except if all of the shareholders are present or represented at the general meeting and unanimously decide to deliberate these points.

Directors shall respond to questions put to them by the shareholders with regard to the points contained on the agenda. As applicable, the auditors shall respond to questions put to them by the shareholders with regard to their report.

Except as provided otherwise by law or in the bylaws, any decision made by the general meeting shall be made by a simple majority of votes, regardless of the number of shareholders present or represented. Blank or irregular ballots cannot be added to votes placed.

If, during a decision on an appointment, and none of the candidates obtains an absolute majority of votes, a new vote shall be conducted as between the two candidates who received the greatest number of votes. Should there be a tie in votes on the occasion of this new vote, the older candidate shall be elected.

Votes are cast by a raising of hands or calling by name unless the general meeting decides otherwise by simple majority of votes cast.

The shareholders may, unanimously, make in writing any and all decisions falling within the competence of the general meeting, except for those which must be made in an authenticated document. Unless stipulated otherwise, decisions made in writing are deemed to be made at the registered office and take effect as of the date of the last signature by a shareholder.

ARTICLE 33 – MINUTES

The minutes of the general meeting shall be signed by the members of the executive committee and by the shareholders who so request.

Except as otherwise provided by law, copies or excerpts, to be produced in a court of law or elsewhere, shall be signed by two directors (or by one managing director).

ARTICLE 34 – ANNUAL FINANCIAL STATEMENTS

Each fiscal year begins on January first and ends on December thirty-first of each year.

At the end of each fiscal year, the board of directors shall oversee the creation of an inventory as well as the annual financial statements. Insofar as is required by law, the board of directors shall further write a report in which it shall report on its management. This report shall contain a commentary about the annual financial statements for the purpose of presenting faithfully the evolution in business and the company’s condition, as well as the other elements required by the Code of Companies and Associations.

ARTICLE 35 – APPROVAL OF THE ANNUAL FINANCIAL STATEMENTS

The ordinary general meeting shall hear, as applicable, the management report and the auditors’ report and shall vote on approval of the annual financial statements.

Following approval of the annual financial statements, the general meeting shall hold a special vote on releasing the directors and, as applicable, the auditors. This release shall only be valid if the annual financial statements contain no omissions, nor any false statement concealing the company’s actual condition and, in so far as concerns acts performed in violation of the bylaws, only if they have been specifically stated in the notice of meeting.

Within thirty days of their approval by the general meeting, the board of directors shall oversee the submission of the annual financial statements and, as applicable, the management report, as well as the other documents mentioned in the Code of Companies and Associations with Banque Nationale de Belgique (the National Bank of Belgium).

ARTICLE 36 – DISTRIBUTION

From the net profit shown in the annual financial statements, annually an amount of five percent (5%) shall be withheld for the formation of the legal reserve, this withholding shall no longer be mandatory when the reserve reaches one tenth of the share capital.

When proposed by the board of directors, annually the balance shall be made available to the general meeting, who shall have sole authority to determine the allocation thereof by a simple majority of votes cast, within the limits imposed by the Code of Companies and Associations.

ARTICLE 37 – PAYMENT OF DIVIDENDS – INTERIM PAYMENTS

Dividends are paid at such times and in such locations as designated by the board of directors.

The board of directors may, within the limits established by the Code of Companies and Associations, distribute one or more interim payments on the dividend which shall be distributed from the current fiscal year results.

ARTICLE 38 – EARLY DISSOLUTION

If, subsequent to a loss, the net assets are reduced to an amount below one half of the share capital, the board of directors must submit the issue of the company’s dissolution and eventually propose other measures to the general meeting deliberated as provided by the rules set forth in the Code of Companies and Associations.

The general meeting must be held within a period not to exceed two months starting from the time the loss was observed or should have been pursuant to the obligations of law or the bylaws.

If, subsequent to this loss, the net assets are reduced to an amount below one fourth of the share capital, dissolution may be pronounced by one fourth of votes cast at the general meeting.

When the net assets are reduced to an amount below the legal minimum for share capital, any interested party may request the company’s dissolution in a court of law. The court may, as applicable, grant the company a delay so that the company may correct its situation.

ARTICLE 39 – LIQUIDATION

In the event of the company’s dissolution, for any reason and at any time whatsoever, the liquidation shall proceed under the supervision of liquidators appointed by the general meeting. Unless decided otherwise, the liquidators shall act jointly. To this end, the liquidators shall possess the broadest powers pursuant to the applicable provisions of the Code of Companies and Associations, barring restrictions imposed by the general meeting.

The liquidator position shall be performed free of charge, except as decided otherwise by the general meeting.

ARTICLE 40 – DISTRIBUTION

Following settlement of all debts, charges, and liquidation costs, the net assets shall firstly be applied to reimburse, whether in cash or in kind, the amount of shares that has been paid up and not yet reimbursed.

Any balance shall be distributed in equal proportion amongst all shares.

If the net proceeds do not allow the reimbursement of all shares, the liquidators shall make a priority reimbursement of paid-up shares in a greater proportion until they are on equal footing with the paid up shares in a lesser proportion or proceed with additional calls for funds made of the owners of the latter.

ARTICLE 41 – ELECTION OF DOMICILE

Any director, general manager, and liquidator domiciled or having his registered office abroad shall elected domicile, for the term of his mandate, at the registered office, where all notices and summons regarding the company’s affairs and liability for his management may be validly made to him in his name, except for notices of meeting made in accordance with these bylaws.

Each director or executive director may elect domicile at the registered office of the legal person for all matters relating to the exercise of his or her term of office. This election of domicile is enforceable against third parties under the conditions set out in Article 2:18 of the Code of Companies and Associations.

Holders of registered shares or other registered securities issued by the company or with the company’s collaboration are required to inform the company of any change in domicile or registered office. Failing this, they shall be considered to have elected domicile at their previous domicile or registered office.

ARTICLE 42 – ORDINARY LAW

For anything that is not provided by these bylaws, reference shall be made to the Code of Companies and Associations.

Consequently, where no legal exemption has been made, the provisions of this Code shall be deemed to be incorporated into these bylaws and any clauses contrary to any mandatory provisions of this Code shall be deemed not to have been written.

A VERIFIED AMALGAMATED COPY

Malika BEN TAHAR by power of attorney Staff notary “Berquin Notaires”

D. 2181744-1 / R. 2018/82953 / PVM 22.052018 / MBT / VV